UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2012

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

(Exact name of registrant as specified in its charter)

Texas	333-174226	38-3769404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11451 Katy Freeway, Suite 500 Houston, Texas		77079
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 598-8600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Material Contract with Principal Financial Officer

As previously reported, on September 27, 2012, Mr. James F. Hagemeier, Vice President, Chief Financial Officer and Manager of Black Elk Energy Offshore Operations, LLC (the “Company”), announced his retirement from the Company. In connection with his departure, on November 7, 2012, the Company, for itself and on behalf of all of its subsidiary and affiliated companies and divisions (together with the Company, the “Black Elk Group”), and Mr. Hagemeier entered into a Settlement and Release of All Claims (the “Agreement”). The Agreement terminates all previous employment, consulting, or other agreements between Mr. Hagemeier and the Black Elk Group.

Termination of Employment

In accordance with the Agreement, as of October 31, 2012, Mr. Hagemeier is no longer an employee of the Company or a board member or manager of any member of the Black Elk Group.

Consideration

In consideration of and conditioned on Mr. Hagemeier’s execution of the Agreement and his general release of claims against the Company, Mr. Hagemeier and the Company (together, the “Parties”) agreed:

(1) The Company will have payment made to Mr. Hagemeier in the amount of $250,000 as severance pay.

(2) The Parties will take all necessary steps to remove Mr. Hagemeier as a manager and officer from all Black Group entities, including Freedom Logistics.

(3) The Company will indemnify and hold harmless Mr. Hagemeier to the fullest extent permitted by law from and against all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which Mr. Hagemeier was involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business activities of or relating to any member of the Black Elk Group, as specified in the Agreement.

(4) Mr. Hagemeier agrees and represents that all of the equity interests he owns directly or indirectly in Black Elk Group will be sold or otherwise conveyed to the Black Elk Group, without any further payment owed to Employee by the Company, other than the payment specified above.

The Parties shall have such other obligations, and receive such other benefits, as set forth in the Agreement.

General Release and Covenant Not to Sue

In consideration of the benefits and payments to be received by Mr. Hagemeier under the Agreement, Mr. Hagemeier irrevocably and unconditionally agrees to release, relieve, acquit, waive, relinquish and discharge all members of the Black Elk Group of and from any and all claims, debts, obligations, promises, agreements, liabilities, damages, costs, attorneys’ fees, expenses, wages, employee benefits, back pay, front pay, severance pay, bonus pay, personal injuries, compensatory damages, liquidated damages, and other compensation, suits, appeals, actions and causes of actions, of whatever kind or character, arising prior to, or existing as of the effective date of the Agreement, which Mr. Hagemeier has or might claim to have against any member of the Black Elk Group.

Non-Competition

The non-competition and non-solicitation provisions and covenants of Mr. Hagemeier’s previously filed Employment Agreement, dated as of July 13, 2012, between James F. Hagemeier and the Company, remain in full force and effect.

Time to Consider/Revocation

For a period of seven (7) days following the signing of the Agreement, Mr. Hagemeier may revoke his acceptance of the offer contained therein, and his waiver and release of all claims against all members of the Black Elk Group pursuant to the procedures stated therein. In the event Mr. Hagemeier revokes his acceptance of such offer, the Company shall have no obligation to provide Mr. Hagemeier any rights or benefits under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2012

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	Black Elk Energy, LLC, its sole member

By:	/s/ John Hoffman
Name: John Hoffman
Title: President and Chief Executive Officer